Exhibit 99.3

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Conor Murphy
(212) 578-7788
METLIFE DECLARES ANNUAL DIVIDEND ON COMMON STOCK
NEW YORK, October 26, 2010 – The board of directors of MetLife, Inc. (NYSE: MET) today declared an annual dividend for 2010 of $0.74 per common share payable on December 14, 2010 to shareholders of record as of November 9, 2010.
MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
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